                                                                EXHIBIT 99.1



                         (HEALTHCARE REALTY TRUST LOGO)

                                  NEWS RELEASE
--------------------------------------------------------------------------------
       Contact: Bethany Mancini, Corporate Communications, (615) 269-8175


               HEALTHCARE REALTY TRUST ANNOUNCES NEW $400 MILLION
                            REVOLVING CREDIT FACILITY

         NASHVILLE, Tennessee January 26, 2006 -- Healthcare Realty Trust Incorporated (NYSE:HR) announced it has entered into a new $400 million revolving credit facility with a syndicate of 12 banks. The outstanding balance on the previous $300 million revolving credit facility was retired with proceeds from the new facility, which matures in January 2009. The new facility is currently priced at 0.90% over LIBOR, has a 0.20% facility fee and is subject to other terms and conditions customary for transactions of this nature. The terms of the facility provide that the Company may expand the facility to $650 million within two years, subject to securing commitments from lending institutions, and the facility may be extended for one year. The Company has filed the credit agreement in a Form 8-K with the Securities and Exchange Commission.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of September 30, 2005, the Company had investments of approximately $1.9 billion in 246 real estate properties or mortgages, totaling approximately 12.9 million square feet. The Company's portfolio was comprised of six major facility types, located in 29 states. The Company provided property management services to approximately 7.6 million square feet nationwide.


     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2004. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.



                                     -END-